Exhibit 99.1
Press Release
For Immediate Release
Beazer Homes Announces Fiscal Third Quarter 2008 Financial Results
Company Completes Amendment of Revolving Credit Facility
ATLANTA, August 8, 2008— Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced its financial results for the quarter and nine months ended June 30, 2008. Summary results for the quarter are as follows:
Quarter Ended June 30, 2008
•	Reported net loss from continuing operations of $(109.7) million, or $(2.85) per share, including pre-tax charges related to inventory impairments and abandonment of land option contracts of $95.5 million, impairments related to joint venture investments of $18.5 million, and goodwill impairments of $4.4 million. For the third quarter of the prior fiscal year, net loss from continuing operations totaled $(118.9) million, or $(3.09) per share.

•	Total revenues: $455.6 million, compared to $753.5 million in the third quarter of the prior year.

•	Home closings: 1,677 homes, compared to 2,659 in the third quarter of the prior year.

•	Average sales price: $257,400 compared to $282,100 in the third quarter of the prior year.

•	New orders: 1,774 homes, compared to 3,048 in the third quarter of the prior year.

•	Net cash provided by operating activities totaled $52.1 million and $24.5 million for the three and nine months ended June 30, 2008, respectively, compared to net cash used in operating activities of $79.1 million and net cash provided by operating activities of $122.0 million, respectively, for the same periods of the prior year.
As of June 30, 2008
•	Cash and cash equivalents: $314.2 million.

•	No cash borrowings outstanding on revolving credit facility.

•	Net debt to capitalization: 63.2%

•	Backlog: 2,716 homes with a sales value of $668.1 million compared to 5,952 homes with a sales value of $1.69 billion as of June 30, 2007.
“As our third quarter results illustrate, difficult operating conditions in the homebuilding industry persist,” said Ian J. McCarthy, President and Chief Executive Officer. “Despite lower home prices, relatively low interest rates and a large choice of available homes, potential homebuyers remain reluctant due to eroding consumer confidence amid concerns about employment growth, higher energy costs and the overall economy. Based on these demand dynamics, coupled with high supply levels of new and existing home inventory, we believe industry conditions will remain challenging for the remainder of this fiscal year and as we enter fiscal 2009. As such, we maintain a disciplined and cautious operating approach and our principal operating goals during this downturn continue to include generating liquidity, reducing overhead and direct costs, limiting investment in land and homes and reducing unsold home inventories. At the same time, we are focused on positioning Beazer Homes for a return to profitability and the market’s eventual recovery. We expect strategic actions such as our decisions to reallocate capital and resources within our geographic footprint and further efforts to differentiate Beazer Homes in the eyes of the consumer will enable us to enhance shareholder value in the long term.”
Quarter Ended June 30, 2008
Homebuilding revenues declined 41.1% for the quarter ended June 30, 2008, due to both a 36.9% decline in home closings and an 8.8% decline in average selling price from the same period in the prior fiscal year. Home closings declined in all regions, with the most significant declines in the Southeast, the West and Florida. Net new home orders totaled 1,774, a decline of 41.8% from the prior fiscal year. The cancellation rate for the quarter was 36.8%, comparable to 36.3% and 33.7% experienced for the same period in the prior fiscal year and in the second quarter of this year, respectively.
During the third quarter, margins continued to be negatively impacted by both the average sales price decline and reduced closing volume as compared to the same period a year ago. In addition, the Company incurred pre-tax charges to abandon land option contracts of $27.8 million, and to recognize inventory impairments of $67.7 million, impairments in joint ventures of $18.5 million, and goodwill impairments $4.4 million. The goodwill impaired relates to the Company’s operations in Colorado, which the Company decided to exit during the third quarter. The Company also decided to exit the Fresno, CA market during the third quarter.
The Company controlled 46,224 lots at June 30, 2008 (72% owned and 28% controlled under options), reflecting reduction of approximately 15% and 36% from levels as of March 31, 2008 and June 30, 2007, respectively. As of June 30, 2008, unsold finished homes totaled 300, declining by approximately 32% and 65% from the level a year ago and as of September 30, 2007, respectively. The Company has substantially reduced its land and land development spending, which totaled $275 million year to date this year, compared to $694 million for the same period in the prior year.
At June 30, 2008, the Company had a cash balance of $314.2 million, an increase from $273.2 million as of March 31, 2008. Cash provided by operating activities for the three and nine months ended June 30, 2008 was $52.1 and $24.5 million, respectively. As previously disclosed, the Company received a cash tax refund of approximately $55.8 million during the third quarter relating to a fiscal 2007 net operating loss carried back to fiscal 2005. In addition, the sale of two condominium projects in Virginia was concluded in July, subsequent to the end of the fiscal third quarter, with net proceeds totaling approximately $85.0 million. The Company currently expects to generate positive cash flow in its fiscal fourth quarter, historically its seasonally strongest quarter in terms of closings.
Revolving Credit Facility
On August 7, 2008, the Company entered into an amendment to its revolving credit facility which changed the size, covenants and pricing of the facility. The Company achieved its principal objective in the amendment negotiation — namely, gaining additional financial flexibility during the current housing downturn by modifying or eliminating certain restrictive covenants — by agreeing to reduce the size of the facility, increase collateralization requirements and increase pricing paid to the bank group. In addition, to minimize uncertainty regarding real or perceived consequences of potential further deterioration in the Company’s financial metrics over the next three years, the Company and the bank group also agreed to a framework that will further reduce the size of the facility, and increase collateralization and pricing if particular financial metrics are not maintained. The Company believes this framework eliminates many of the circumstances that might otherwise lead to the requirement for future facility amendments.
The amendment eliminated financial covenants related to interest coverage, leverage and land holdings and reduced the consolidated tangible net worth maintenance covenant from $900 million to $100 million, which provides significant additional flexibility for the Company to absorb both potential additional inventory impairments and the potential consequences of a reserve against the Company’s deferred tax assets under FAS 109. In exchange, the Company agreed to a reduction in the size of the facility from $500 million to $400 million, an increase in collateralization requirements (the value of assets secured under the facility in relation to amounts outstanding or drawn as letters of credit) from approximately 2.25x to 3.0x, and an increase in pricing from LIBOR plus 350 basis points to LIBOR plus 450 basis points. The only other maintenance covenant, which remains unchanged by the amendment, is a requirement for the Company to maintain minimum liquidity of $120 million, in the form of cash or availability under the facility or a combination of the two.
The facility is subject to further reductions to $250 million and $100 million if the Company’s consolidated tangible net worth falls below $350 million and $250 million, respectively. As of June 30, 2008, the Company’s consolidated tangible net worth was $784 million. The facility size is also subject to a reduction to $250 million if the Company’s leverage ratio exceeds 5.0x (or 3.5x excluding the effect of any deferred tax valuation allowance). The Company’s leverage ratio at June 30, 2008 was 2.19x. To the extent the facility size is reduced to $250 million or $100 million, both the multiple of assets securing the facility to outstanding borrowings and letters of credit and the pricing will increase. The facility size is also subject to a reduction to $200 million if the Company’s interest coverage ratio for the quarter ending June 30, 2010 is less than 1.0x.
Availability under the facility continues to be subject to a secured borrowing base. The Company has not had cash borrowings under this facility since its inception in June 2007. The Company had $71.5 million in letters of credit outstanding at June 30, 2008. At August, 7, 2008, after giving effect to the amendment and the impact of recent asset sales previously included in the secured borrowing base, the Company did not have access to additional borrowings under the facility. However, the Company expects to add more real estate assets to the borrowing base in order to create availability under the facility.
The amendment to the facility will be filed with the Company’s third quarter 10-Q.
Ongoing External Investigations
As previously disclosed, the Company and its subsidiary, Beazer Mortgage Corporation, are under investigations by the United States Attorney’s Office in the Western District of North Carolina, the SEC and other state and federal agencies, concerning the matters that were the subject of the Audit Committee’s previous independent investigation. The Company is fully cooperating with these investigations which are ongoing. The Company cannot predict or determine the timing or final outcome of the investigations or the effect that any adverse findings in the investigations may have on it.
The Company intends to attempt to negotiate a settlement with prosecutors and regulatory authorities with respect to these matters that would allow us to quantify our exposure associated with reimbursement of losses and payment of regulatory and/or criminal fines, if they are imposed. However, no settlement has been reached with any regulatory authority and the Company believes that although it is probable that a liability exists related to this exposure, it is not reasonably estimable at this time.
Conference Call
The Company will hold a conference call today, August 8, 2008, at 11:00 AM ET to discuss these results and take questions. Interested parties may listen to the conference call and view the Company’s slide presentation over the internet by going to the “Investor Relations” section of the Company’s website at www.beazer.com. A replay of the call will also be available at www.beazer.com for approximately 30 days. To access the conference call by telephone, listeners should dial 877-601-3546 (for international callers, dial 210-234-0031). To be admitted to the call, verbally supply the passcode “BZH”. A replay of the call by telephone will be available shortly after the conclusion of the live call. To directly access the replay, available until 5:00 PM ET on August 15, 2008, dial 800-282-5731 (for international callers, dial 402-220-9726).
Beazer Homes USA, Inc., headquartered in Atlanta, is one of the country’s ten largest single-family homebuilders with continuing operations in Arizona, California, Colorado, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, and Virginia. Beazer Homes is listed on the New York Stock Exchange under the ticker symbol “BZH.”

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things, (i) the timing and final outcome of the United States Attorney investigation, the Securities and Exchange Commission’s (“SEC”) investigation and other state and federal agency investigations, the putative class action lawsuits, the derivative claims, multi-party suits and similar proceedings as well as the results of any other litigation or government proceedings; (ii) material weaknesses in our internal control over financial reporting; (iii) additional asset impairment charges or writedowns; (iv) economic changes nationally or in local markets, including changes in consumer confidence, volatility of mortgage interest rates and inflation; (v) continued or increased downturn in the homebuilding industry; (vi) estimates related to homes to be delivered in the future (backlog) are imprecise as they are subject to various cancellation risks which cannot be fully controlled, (vii) continued or increased disruption in the availability of mortgage financing; (viii) our cost of and ability to access capital and otherwise meet our ongoing liquidity needs including the impact of any further downgrades of our credit ratings; (ix) potential inability to comply with covenants in our debt agreements; (x) continued negative publicity; (xi) increased competition or delays in reacting to changing consumer preference in home design; (xii) shortages of or increased prices for labor, land or raw materials used in housing production; (xiii) factors affecting margins such as decreased land values underlying land option agreements, increased land development costs on projects under development or delays or difficulties in implementing initiatives to reduce production and overhead cost structure; (xiv) the performance of our joint ventures and our joint venture partners; (xv) the impact of construction defect and home warranty claims and the cost and availability of insurance, including the availability of insurance for the presence of moisture intrusion; (xvi) a material failure on the part of our subsidiary Trinity Homes LLC to satisfy the conditions of the class action settlement agreement, including assessment and remediation with respect to moisture intrusion related issues; (xvii) delays in land development or home construction resulting from adverse weather conditions; (xviii) potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations, or governmental policies and possible penalties for failure to comply with such laws, regulations and governmental policies; (xix) effects of changes in accounting policies, standards, guidelines or principles; or( xx) terrorist acts, acts of war and other factors over which the Company has little or no control.
Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for management to predict all such factors.

Contact:	Leslie H. Kratcoski
Vice President, Investor Relations & Corporate Communications
(770) 829-3764
lkratcos@beazer.com
-Tables Follow-

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA
(Dollars in thousands, except per share amounts)
FINANCIAL DATA

	Quarter Ended		Nine Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
INCOME STATEMENT
Total revenue	$455,578	$753,456	$1,361,649	$2,373,048
Home construction and land sales expenses	407,512	647,489	1,223,252	2,022,687
Inventory impairments and option contract abandonments	95,482	154,244	451,854	399,856

Gross loss	(47,416)	(48,277)	(313,457)	(49,495)

Selling, general and administrative expenses	83,517	96,327	245,696	302,323
Depreciation & amortization	6,046	7,773	18,250	22,838
Goodwill impairment	4,365	29,752	52,470	29,752

Operating loss	(141,344)	(182,129)	(629,873)	(404,408)

Equity in loss of unconsolidated joint ventures	(18,568)	(939)	(75,069)	(7,012)
Other (expense) income, net	(13,489)	2,664	(20,907)	7,870

Loss from continuing operations before income taxes	(173,401)	(180,404)	(725,849)	(403,550)
Benefit from Income taxes	(63,707)	(61,474)	(249,771)	(145,161)

Loss from continuing operations	(109,694)	(118,930)	(476,078)	(258,389)

(Loss) income from discontinued operations, net of tax	(148)	183	(1,893)	2,548

Net loss	$(109,842)	$(118,747)	$(477,971)	$(255,841)

Loss per common share from continuing operations:
Basic	$(2.85)	$(3.09)	$(12.35)	$(6.73)

Diluted	$(2.85)	$(3.09)	$(12.35)	$(6.73)

(Loss) income per common share from discontinued operations:
Basic	$—	$—	$(0.05)	$0.07

Diluted	$—	$—	$(0.05)	$0.07

Loss per common share:
Basic	$(2.85)	$(3.09)	$(12.40)	$(6.66)

Diluted	$(2.85)	$(3.09)	$(12.40)	$(6.66)

Weighted average shares outstanding, in thousands:
Basic	38,551	38,459	38,546	38,388
Diluted	38,551	38,459	38,546	38,388

SELECTED BALANCE SHEET DATA	June 30,	September 30,
	2008	2007

Cash and cash equivalents	$314,202	$454,337
Inventory	2,028,543	2,775,173
Total assets	3,146,371	3,930,021
Total debt (net of discount of $2,682, and $3,033)	1,762,187	1,857,249
Shareholders’ equity	844,186	1,323,722

Inventory Breakdown
Homes under construction	$626,890	$787,102
Development projects in progress	600,175	1,233,140
Land held for future development	364,163	324,350
Land held for sale	215,679	49,473
Model homes	101,320	143,726
Consolidated inventory not owned	120,316	237,382

	$2,028,543	$2,775,173

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA
(Dollars in thousands)
OPERATING DATA

	Quarter Ended		Nine Months Ended
	June 30,		June 30,
SELECTED OPERATING DATA	2008	2007	2008	2007

Closings:
West region	407	721	1,206	2,125
Mid-Atlantic region	244	263	692	676
Florida region	152	266	545	861
Southeast region	324	608	1,060	2,018
Other homebuilding	550	801	1,748	2,391

Total closings	1,677	2,659	5,251	8,071

New orders, net of cancellations:
West region	594	726	1,420	2,224
Mid-Atlantic region	107	327	411	1,128
Florida region	188	357	509	891
Southeast region	409	647	1,117	2,128
Other homebuilding	476	991	1,525	2,550

Total new orders	1,774	3,048	4,982	8,921

Backlog units at end of period:
West region	705	1,274
Mid-Atlantic region	362	1,029
Florida region	202	538
Southeast region	561	1,431
Other homebuilding	886	1,680

Total backlog units	2,716	5,952

Dollar value of backlog at end of period	$668,147	$1,691,630

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA (Continued)
(Dollars in thousands)

	Quarter Ended		Nine Months Ended
	June 30,		June 30,
Supplemental Financial Data (Continuing Operations)	2008	2007	2008	2007

Revenues
Homebuilding operations	$431,723	$732,491	$1,324,166	$2,294,186
Land and lot sales	22,975	19,187	34,544	73,393
Financial Services	880	1,778	2,939	5,469

Total revenues	$455,578	$753,456	$1,361,649	$2,373,048

Gross (loss) profit
Homebuilding operations	$(50,338)	$(49,303)	$(317,398)	$(56,409)
Land and lot sales	2,042	(752)	1,002	1,445
Financial Services	880	1,778	2,939	5,469

Total gross loss	$(47,416)	$(48,277)	$(313,457)	$(49,495)

Selling, general and administrative
Homebuilding operations	$82,847	$95,726	$243,790	$300,022
Financial Services	670	601	1,906	2,301

Total selling, general and administrative	$83,517	$96,327	$245,696	$302,323

Selected Segment Information — Continuing Operations
Revenue:
West region	$111,557	$248,830	$344,942	$814,792
Mid-Atlantic region	108,294	113,840	284,780	309,176
Florida region	32,751	72,470	127,205	270,124
Southeast region	77,204	152,121	246,013	491,359
Other homebuilding	124,892	164,417	355,770	482,128
Financial services	880	1,778	2,939	5,469

Total revenue	$455,578	$753,456	$1,361,649	$2,373,048

Operating (loss) income
West region	$(41,402)	$(62,394)	$(158,245)	$(122,582)
Mid-Atlantic region	5,061	(11,852)	(50,024)	(37,205)
Florida region	(10,801)	(20,166)	(44,830)	(42,560)
Southeast region	(12,313)	(1,917)	(75,784)	17,788
Other homebuilding	(17,582)	(14,580)	(75,139)	(52,429)
Financial services	202	1,188	1,012	3,144

Segment operating loss	(76,835)	(109,721)	(403,010)	(233,844)
Corporate and unallocated	(64,509)	(72,408)	(226,863)	(170,564)

Total operating loss	$(141,344)	$(182,129)	$(629,873)	$(404,408)